EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of Common Shares of PolyOne Corporation issuable in connection with the Spartech Corporation 2004 Equity Compensation Plan, as amended and the Spartech Corporation 2001 Stock Option Plan of our report dated May 3, 2011, with respect to the balance sheets of the SunBelt Chlor Alkali Partnership as of February 28, 2011 and December 31, 2010 and the statements of income and cash flows for the two months ended February 28, 2011 and for the years ended December 31, 2010 and 2009 incorporated by reference and included as Exhibit 99.1 in the Annual Report (Form 10-K) of PolyOne Corporation for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 11, 2013